UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2015

ALDEYRA THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-36332	20-1968197
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

131 Hartwell Avenue, Suite 320

Lexington, MA 02421

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 761-4904

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 20, 2015, Aldeyra Therapeutics, Inc. (“Aldeyra”) entered into a Purchase Agreement (the “Purchase Agreement”) with an accredited investor (the “Purchaser”) pursuant to which it agreed to sell and issue an aggregate of 211,528 shares of common stock at a price per share of $9.33, which represents the closing consolidated bid price per share of common stock as reported on The NASDAQ Capital Markets on the trading day immediately preceding the execution of the Purchase Agreement, and a warrant to purchase up to 211,528 shares of common stock at a price of $0.125 per share subject to the warrant (the “Private Placement”). Aldeyra anticipates raising gross proceeds of approximately $2.0 million. Aldeyra plans to use the proceeds for working capital and general corporate purposes. The Private Placement is subject to customary closing conditions and is expected to close during the week of January 20, 2015.

The exercise price of the warrant is $9.50 per share. The warrant will expire three years after the date on which they are issued. The warrant does not include a net-exercise feature. Prior to the expiration of the warrant, Aldeyra shall have the option, subject to the conditions set forth therein, to redeem the warrant for $0.001 per share of common stock issuable upon exercise of the warrant provided that (i) there is an effective registration statement covering the resale of the shares issuable upon exercise of the warrant, (ii) the closing bid price of Aldeyra’s common stock for each of the 15 consecutive trading days prior to the date of the notice of redemption is at least $20.00, and (iii) the average trading volume Aldeyra’s common stock during such 15 consecutive trading day period is at least 50,000 shares per day. Following Aldeyra’s notification to the Purchaser of its exercise of the redemption right under the warrant, the Purchaser will have the option to exercise the warrant prior to the redemption date rather than having them redeemed.

In connection with the Private Placement, Aldeyra has agreed to file one or more registration statements registering for resale the shares of common stock sold in the Private Placement and the shares of common stock issuable pursuant to the warrant.

The securities offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. The issuance will be made in reliance on Rule 506 promulgated under the Securities Act, without general solicitation or advertising. The Purchaser represented that it is an accredited investor with access to information about Aldeyra sufficient to evaluate the investment and that the common stock is being acquired without a view to distribution or resale in violation of the Securities Act. A Form D filing will be made in accordance with the requirements of Regulation D.

The foregoing description of the Purchase Agreement is a summary of the material terms of such agreement, does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 10.44 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 3.02.	UNREGISTERED SALES OF EQUITY SECURITIES

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

Item 8.01.	OTHER EVENTS

On January 20, 2015, Aldeyra issued a press release announcing the execution of the Purchase Agreement which is filed as exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits – The following exhibits are filed as part of this report:

10.44	Form of Purchase Agreement dated January 20, 2015

99.1	Press Release of Aldeyra Therapeutics, Inc. dated January 20, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALDEYRA THERAPEUTICS, INC.

By:	/s/ Todd C. Brady, M.D., Ph.D.
Name: Todd C. Brady, M.D., Ph.D.
Title: President and Chief Executive Officer

Dated: January 20, 2015